Exhibit 3.1
SECOND AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
APARTMENT TRUST OF AMERICA, INC.
(f/k/a Grubb & Ellis Apartment REIT, Inc. and NNN Apartment REIT, Inc.)
This AMENDMENT TO AMENDED AND RESTATED BYLAWS OF APARTMENT TRUST OF AMERICA, INC. (this “Amendment”) is dated this 28th day of June, 2011.
WITNESSETH:
WHEREAS, Apartment Trust of America, Inc. (the “Company”) is governed, in part, by the Amended and Restated Bylaws of NNN Apartment REIT, Inc. dated July 19, 2006, as amended by the Amendment to Amended and Restated Bylaws dated December 6, 2006 (collectively, the “Bylaws”); and
WHEREAS, pursuant to and in accordance with Article XIII of the Bylaws, the Board of Directors of the Company has authorized, approved and adopted this Amendment.
NOW THEREFORE, in accordance with the corporate laws of the State of Maryland, the Bylaws of Apartment Trust of America, Inc. (f/k/a/ Grubb & Ellis Apartment REIT, Inc. and NNN Apartment REIT, Inc.) are amended as follows:
1. DEFINED TERMS; REFERENCES.
Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Bylaws. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “these Bylaws” and each other similar reference contained in the Bylaws shall, after the date hereof, refer to the Bylaws as amended hereby.
2. AMENDMENT.
The name of the Company in the title of the Bylaws is hereby deleted and replaced with “Apartment Trust of America, Inc.”
3. TITLES AND HEADINGS.
The headings in this Amendment are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment.

APARTMENT TRUST OF AMERICA, INC.
By:	/s/ Stanley J. Olander. Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer and Chairman of the Board of Directors